Exhibit 4.4

LOAN AGREEMENT BETWEEN BANCOLOMBIA MIAMI AGENCY
AND LEASING BOGOTA S.A. - PANAMA

This LOAN AGREEMENT is entered into on the 26th of November of 2010 by and between, on the one hand, BANCOLOMBIA MIAMI AGENCY, a financial entity duly incorporated under the laws of the State of Florida, with main address at 1111 Brickell Avenue, Suite 1550, Miami, FL 33131, State of Florida, United States of America, International banking Agency, hereto represented by Mr. SANTIAGO EDUARDO VILLA CARDONA, of age, identified with Colombian citizenship card Number xxxxxxxx, acting in his capacity as legal representative and duly authorized for such purpose (hereinafter denominated “BANCOLOMBIA”) and on the other hand LEASING BOGOTA S.A., PANAMA, a company duly incorporated under the laws of the Republic of Panama, in accordance with document attached hereto in the form of Annex No. 1, with main address in Panama, republic of Panama, hereto represented by JOSE ALBERTO SANTANA MARTINEZ, of age, identified with Colombian citizenship card number xxxxxxxx, acting in his capacity as legal representative and duly authorized for such purpose (hereinafter denominated the “DEBTOR”) with the purpose to establish the basis and conditions of the long term loan that through this action is extended by BANCOLOMBIA to the DEBTOR, as established in this document and its Annexes (hereinafter the “LOAN AGREEMENT” or the “AGREEMENT”) in accordance with the following:

I. WHEREAS:

ONE: BY THE CUSTOMER. THE DEBTOR is interested to secure and have availability of resources to be destined to the payment of the price of acquisition of one hundred per cent (100%) of the capital shares of the entity BAC Credomatic GECF Inc. under a stock purchase-sale agreement executed as of the 15th of July of 2010 by and between, on the one hand GE Consumer Finance Central Holdings Corp and General Electric Capital Corporation and, on the other hand, Grupo Aval Acciones y Valores S.A., which agreement was assigned by Grupo Aval Acciones y Valores S.A. to the DEBTOR on 11th August 2010 by virtue of contractual terms, reason for which the DEBTOR is interested in the execution of the present instrument in order to obtain a Loan (as hereinafter defined) denominated in Dollars, from BANCOLOMBIA, in the amount and under the terms and conditions established in this Agreement;

TWO: THE DEBTOR is a Panamanian corporation duly incorporated and registered at the Public Registry, domiciled in the Republic of Panama, which is and has been in continued and uninterrupted existence since the date of its incorporation and whose capital shares are nominative and, which on the date of execution of this Agreement, are in the name of the Majority Shareholders (as hereinafter defined);

THREE: BY BANCOLOMBIA. That BANCOLOMBIA in development of internal and individual credit analysis conducted, and on the basis of conversations held with THE DEBTOR, has decided to approve the Loan, which is to be ruled by the terms and conditions herein agreed.

II. DEFINITIONS

For purposes of the present Loan Agreement, the terms defined hereinafter shall have the meaning assigned herein, independently of whether stated in capital letters or simply with a capital initial letter:

1.	Assets: The set of assets and real and creditor rights over which the DEBTOR has property;
2.	Majority Shareholder: Means Banco de Bogota S.A.
3.	Bac Credomatic: Means BAC-Credomatic GECF Inc. An entity domiciled in and incorporated under the laws of the British Virgin Islands;

4.	Bancolombia: the financial creditor who subscribes this Agreement by virtue of which it would extend and disburse the proceeds of the loan in accordance with the conditions agreed in such Agreement;
5.
Change in Control: It is understood that a “Change in Control” has occurred if the Majority Shareholder: (i) ceases to be the owner of at least FIFTY ONE PERCENT (51%) of the capital shares issued and outstanding of the companies through which it holds property of capital shares of the DEBTOR; (ii) ceases to have the right to elect the majority of the Directors of the companies through which it holds property of the capital shares of the DEBTOR; (iii) ceases to have the power to direct the business and affairs, and to control the decisions of the Boards of Directors or the General Shareholders Meetings of the companies through which it holds property of the capital shares of the DEBTOR; and/or ceases to have the right to earn the economic benefits of the capital shares of the DEBTOR.

6.	Structuring Fee: means the fee of ZERO POINT FIVE PER CENT (0.50%) over the amount established in the Facility Offer;
7.
Availability Fee: Means the fee of ZERO POINT THIRTY PERCENT (0.30%) per annum over the undisbursed balance of the Loan proceeds, accrued and paid, monthly in arrears and applicable as of the date of acceptance of the Facility Offer;

8.	Capital Share Structure: means the structure of share capital ownership, directly or indirectly, of the DEBTOR, in accordance with the provisions of Annex No. 4;
9.
Conditions Precedent: The whole requirements to be fulfilled and certified by the DEBTOR, to the full satisfaction of BANCOLOMBIA as a prior and necessary requirement for Disbursement of the Loan, which shall be fulfilled or be fulfilled on the Date of Disbursement, under the terms established in this Agreement;

10.
Loan Agreement or Agreement: means this document, in which BANCOLOMBIA and the DEBTOR leave express evidence of the conditions under which the Loan would take place and which are to be accepted by the DEBTOR though its execution and the execution of the corresponding Promissory Note;

11.
Loan: means the loan in the amount of up to One Hundred and Thirty Five Million Dollars of the United States of America (USD 135,000,000.00), to be extended by BANCOLOMBIA to the DEBTOR, under the terms and conditions established in this Agreement;

12.
Disbursement: Means the delivery by BANCOLOMBIA to the DEBTOR, of an amount up to the total amount of the proceeds of the Loan that the latter has requested through a Request of Disbursement (as such Term is hereinafter defined), under the terms of this Agreement, by means of one single disbursement that shall take place in accordance with the procedure established in this Agreement and which will be subject to the prior fulfillment of the Conditions Precedent;

13.	Working Day: Means a day other than a Saturday, Sunday or any other day in which the Banks in Panama City or in the United States are authorized to close for business;
14.	Dollar or US$: Means the legal currency of the United States of America;
15.
Material Adverse Effect: Means any effect, action, deed, agreement or material circumstance that, in the opinion of BANCOLOMBIA, compromises or may compromise, encumber, limit, restrict or prevent the repayment capacity of the DEBTOR, that affects or may affect the compliance of obligations of the DEBTOR with BANCOLOMBIA under this Loan Agreement and the Promissory Notes (as this term is hereinafter defined) that are to be signed under its tenor;

16.	Event of Default: Is the occurrence of one or more events to which reference is made under Clause Fifteen of this Agreement;
17.
Date of the Single Disbursement: Means the Working day in which BANCOLOMBIA will engage in the disbursement to the DEBTOR, of the proceeds of the Loan that it has requested by means of the Request of Disbursement, in accordance with the terms of this Agreement;

18.	Date of Maturity of the Loan: means the Working Day in which the Single Disbursement of the Loan matures, date in which this Agreement will terminate and which shall not exceed the Tenor of the Loan;

19.
Date of Effectiveness: Is the date in which the validity of this Agreement will commence and will correspond to such date in which this Agreement is subscribed by BANCOLOMBIA and the DEBTOR, and which will terminate on the Date of Maturity of the Loan;

20.
Interest: Means the return that the DEBTOR shall pay during the Tenor of the Loan (as this term is hereinafter defined) over the amount of the Loan, disbursed and unpaid, which shall be calculated at the interest rate established in this Agreement and in the Promissory Note, as of the Disbursement of the Loan;

21.
Default Interest: means the interest charges that the DEBTOR will pay to BANCOLOMBIA for the incomplete payment and/or the untimely payment of one or more capital installments under the disbursed Loan and/or by reason of the incomplete payment and/or untimely payment of Remuneration Interest (as this term is hereinafter defined) derived from this Agreement and the promissory Note, and by the account of the DEBTOR, calculated at the Default Interest Rate (as such term is hereinafter defined);

22.
Remuneration Interest: means the interest charges that the DEBTOR must pay during the Tenor of the Loan over the amounts disbursed, payable at the Remuneration Interest rate (as such term is hereinafter defined);

23.
Libor (London Interbank Offered Rate): For each Interest Period, the rate offered by the British bankers Association (hereinafter “BBA”) that appears in the Financial markets Service of Reuters 3000 Xtra (USD6MFSR=) at 11:00 a.m. London, England time or in any other service that publishes the BBA rate (hereinafter the “Service Supplier”) two working days prior to the initiation of each relevant Interest Period (hereinafter the “Date of Determination of Interests”) for each period of six (6) months. The interest rate offered shall be rounded upwards, if necessary, to the equivalent of 1/16 of 1%. If by any reason Libor is not provided by BBA and published by The Service Supplier in the date of Determination of Interests, BANCOLOMBIA will notify the DEBTOR and will set Libor for such Interest Period in the following manner: (i) calculation of the arithmetic average (rounded upwards if necessary to 1/16 of 1% or its decimal equivalent) of the rates offered by four commercial Banks active in the interbank London market for Eurodollars, chosen by BANCOLOMBIA; (ii) if less tan four quotes are offered by the London Banks, BANCOLOMBIA may depend on the quotes received provided they are not less than two (2); (iii) if less than two (2) quotes are received from the London banks, BANCOLOMBIA may depend on the quotes received on or around 11:00 a.m. New York, United States of America, time, reasonably chosen by the Bank;

24.	The DEBTOR: Means LEASING BOGOTA S.A., PANAMA, recipient of the proceeds of the Loan matter of this Agreement after due execution of the corresponding Promissory Note;
25.	Obligations to Do: Means the obligations to do, established in Clause Nine of this Loan Agreement, that shall be fulfilled by the DEBTOR;
26.	Facility Offer: Means the offer (and any later amendment) delivered by Bancolombia S.A. to the DEBTOR on the 20th of October of 2010 and duly accepted by the DEBTOR on the 22nd of October of 2010;
27.
Promissory Note: is the promissory note that the DEBTOR will execute in favor of BANCOLOMBIA to document the commitments on the effectively disbursed Loan, in accordance with the provisions of Annex No. 2;

28.	Availability Period: Means the period of time commencing on the date of subscription of this Agreement and ending ninety days after such date;
29.
Interest Period: Means, for the first interest period, the date between the Date of the single Disbursement and the day before the maturity of the first semester and, for each subsequent period, the date between the first day of such semester and the day before its maturity;

30.
Grace Period: Means a period of time of thirty six (36) months commencing on the date of Disbursement of the Loan, period during which the DEBTOR will only pay Remuneration Interests at the Remuneration Interest Rate;

31.
Tenor of the Loan: Is the period of time commencing on the Date of Disbursement and concluding on the Date of Maturity of the Loan, which shall not be longer tan five (5) years commencing on the Date of the single Disbursement to the DEBTOR;

32.	Debt Service: means the service of the debt as established in Clause Ten herein;
33.
Request of Disbursement: is the communication through which the DEBTOR requests, in writing, sent to BANCOLOMBIA, not earlier than four (4) working days prior to the Disbursement of the Loan, the corresponding Disbursement, under the terms of this Agreement, in accordance with the provisions of Annex No. 3 of this instrument;

34.
Default Interest Rate: Means the post default interest charges on unpaid principal or interest balances during the time of default at a rate equal to the Remuneration Interest Rate increased by three per cent (3.0%) without exceeding the maximum legal interest rate permitted at the instance of its payment in the Republic of Panama for the time of duration of the default without prejudice of application of dispositions in Clause Fifteen regarding acceleration of the tenor of the obligations;

35.
Remuneration Interest Rate: Will be a variable interest rate corresponding to the 180-day Libor rate plus the percentage establish in accordance with dispositions in Clause Two, as evidenced in the Promissory Note.

III. TERMS AND CONDITIONS

Based on the above considerations, BANCOLOMBIA has decided to issue this Agreement seeking to establish the conditions under which a Loan will be extended to the DEBTOR, which are included in the following Clauses:

CLAUSE ONE - PURPOSE: The purpose of this LOAN AGREEMENT is (i) to regulate the terms and conditions under which BANCOLOMBIA is willing to extend the LOAN to the DEBTOR and (ii) the terms and conditions of the LOAN that BANCOLOMBIA may extend to the DEBTOR on the Date of Disbursement;

PARAGRAPH: The repayment obligations to be acquired by the DEBTOR by virtue of the Disbursement of the Loan to which reference is made in this Agreement will be evidenced in the Promissory Note that, as a sign of acceptance of the Loan will be issued by the DEBTOR in favor of BANCOLOMBIA;

CLAUSE TWO – CONDITIONS OF THE LOAN: The general conditions of the Loan, which Disbursement is conditioned to the fulfillment of the Conditions Precedent and to the requirements and obligations stipulated in this Agreement, are as follows:
Amount of the Loan: ONE HUNDRED AND THIRTY FIVE MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$ 135,000,000.00);
Tenor of the Loan: Five (5) years;
Remuneration Interest Rate: The 180-day Libor Rate plus three point one hundred and twenty five percent (3.125%);
Principal Amortization: In semiannual installments payable semiannually in arrears commencing with a first installment payable on the month forty two (42) after the Date of Disbursement;
Interest Payment: Semiannually in arrears;
Arrangement Fee: 0.50%;
Prepayment Fee: in accordance with dispositions in Clause Eleven herein.

BANCOLOMBIA has approved a maximum limit for the Loan in the amount of ONE HUNDRED AND THIRTY FIVE MILLION DOLLARS OF THE UNITED STATES OF AMERICA, which shall not be exceeded at any time by the Disbursements carried out to the DEBTOR.

CLAUSE THREE – REMUNERATION INTEREST: Over the total outstanding unpaid principal, Remuneration Interest will accrue through the entire Tenor of the Loan at the remuneration Interest Rate. Payment of Remuneration Interest will take place semiannually in arrears taking into account that Remuneration Interest will be calculated based on the Libor Rate set on each date of determination of Interests.

Remuneration Interest will be owed by the DEBTOR in favor of BANCOLOMBIA during the term comprised between the Date of the single Disbursement and the date of Maturity of the Loan in which payment is made of all obligations derived from the Loan, in accordance with the conditions stipulated in the Request of Disbursement and which conditions will be formalized through the execution of the respective Promissory Note.

CLAUSE FOUR – DEFAULT INTEREST: Should payment of principal or interest installments by the DEBTOR not be made on the dates established for such purpose under the respective promissory note, the DEBTOR will pay BANCOLOMBIA Default Interest on the unpaid outstanding balances to principal or interest during the time of default at an Interest Rate equal to the Remuneration Rate plus three percent (3.0%), without exceeding the maximum rate permitted at the time of payment in the Republic of Panama for the term of default, without prejudice of application of the provisions set forth in Clause Fifteen herein, regarding acceleration of the tenor of the obligations.

Interest charges, both remuneration Interest and Default Interest will be calculated over outstanding unpaid balances during the days effectively lapsed in a year of 360 (three hundred and sixty) days.

CLAUSE FIVE – PROCEDURES, DISTRIBUTION AND APPLICATION OF PAYMENTS: The DEBTOR will repay the Loan pursuant to this Loan Agreement and the Promissory Note(s) issued to support it. Payment of said obligations will take place through deposit or wire transfer of their amount in Dollars to the accounts listed below or, if not available, to those informed by BANCOLOMBIA to the DEBTOR:

BANCOLOMBIA S.A. - Miami Agency
ABA 0660-1551-8
Ref. LEASING BOGOTA S.A. PANAMA LOAN AGREEMENT

Payments made by the DEBTOR will be applied to the Loan in the following order of priority: (i) applicable taxes, fees and legal expenses, expenses for judiciary or extra-judiciary collection, if such is the case; (ii) Default Interest accrued and unpaid over the principal and/or the unpaid balance of the Loan, as the case may be; (iii) Remuneration Interest accrued and unpaid over the outstanding balance of the Loan, if the case may be; (iv) principal amounts corresponding to the Loan and (v) last, prepayments.

In the event that the date of any payment to be made by the DEBTOR in favor of BANCOLOMBIA, as established under this Loan Agreement and the corresponding Promissory Note, is not a Working day, the payment shall be made on the immediately following Working day without this being reason for payment of any penalty, sanction, default interest or any additional charge for account of the DEBTOR.

CLAUSE SIX – ISSUANCE AND EXECUTION OF THE PROMISSORY NOTE: Prior to making the corresponding Disbursement, the DEBTOR will issue a Promissory Note in favor of BANCOLOMBIA, which shall fulfill all requirements established by the laws of the Republic of Panama, including the amount, interests, manner of amortization and maturity, as well as dates for payment of principal installments and interests, in accordance with the stipulations incorporated in this Agreement.

PARAGRAPH: The Promissory Note shall be executed and delivered by the DEBTOR to BANCOLOMBIA MIAMI AGENCY, prior to the Disbursement of the Loan.

CLAUSE SEVEN – CONDITIONS PRECEDENT: The obligation of BANCOLOMBIA to disburse the corresponding Disbursement to the DEBTOR will be subject to the fulfillment by the DEBTOR, as corresponding, of each and all of the following Conditions Precedent on the Date of Disbursement, in accordance with the conditions agreed to in this Loan Agreement:

1.	Delivery of the Request of Disbursement in the form established in this Agreement;
2.
Delivery of the documents evidencing the legal existence of the DEBTOR, as well as of those documents in which there is evidence of the capacity of their attorneys-in-fact or of equivalent documents in accordance with the laws of the country of incorporation of the respective company;

3.
Delivery of (i) one (1) copy of the Minutes of the sessions of the council or corresponding corporate body of the DEBTOR, as applicable, and of letter of certification issued by the respective president, in which there is evidence that the corresponding legal representative is entitled to contract the Loan, to subscribe the corresponding Promissory Note, this Loan Agreement, to assume the obligations derived thereof and to engage in any other actions related to the Loan; (ii) all other corporate, government or third party authorizations required by the DEBTOR for the execution of this Agreement and the Promissory Notes and all other documents that constitute evidence and support the Loan, as applicable, in accordance with the Policies of the Bank for purposes of the acceptance and knowledge of the DEBTOR;

4.
Delivery of the Loan Agreement, its Annexes and all other documents that support the Loan in the manner provided herein, all duly signed and in fulfillment of all standing requirements under the laws of the Republic of Panama;

5.	Absence of any reason set forth as cause for dissolution of the DEBTOR on the date of Disbursement;
6.	Absence of any event that causes or may cause an Event of Default or a Material Adverse Effect of the DEBTOR;
7.	Delivery of the Promissory Note in the manner stipulated in this Loan Agreement, duly executed by the legal representative of the DEBTOR, who must be duly authorized to do so;
8.	Delivery of all authorizations derived from law or by-laws and of third party consents as required for the acceptance and execution of this Agreement;
9.
Delivery, to the satisfaction of BANCOLOMBIA of a legal opinion issued by ARIAS FABREGA Y FABREGA, legal counsel domiciled in the Republic of Panama, regarding the existence, capacity and authority under the laws of the republic of Panama, the obligations acquired by the DEBTOR pursuant to this Loan Agreement and the Promissory Note, amongst other, as well as regarding all other aspects that are required to this effect by BANCOLOMBIA, in the form stipulated in Annex No. 5 herein;

Documents to be subscribed by the DEBTOR in order to fulfill Conditions Precedent, must be delivered prior to the Date of Disbursement, in accordance with the terms established in this Loan Agreement.

CLAUSE EIGHT – DECLARATIONS AND WARRANTS OF THE DEBTOR: At execution of this Agreement, The DEBTOR engages in the following declarations and warranties to BANCOLOMBIA as described below:
1.	The DEBTOR is a company validly incorporated that develops those affairs and businesses which correspond to its corporate purpose;
2.
The DEBTOR has legal and by-law capacity and has obtained all authorizations required pursuant to applicable laws, its by-laws or other agreements in which it is a party, to subscribe this Loan Agreement, to engage in the transactions of mutual nature that are approved by BANCOLOMBIA under the conditions of this Loan Agreement and to fulfill them, as well as to deliver each and all documents that are caused in occasion of such transactions;

3.
Its legal representative subscribing the present document is authorized by law and by its by-laws to do so, to commit the DEBTOR under its terms and to subscribe each and all documents required by the Agreement, including the Promissory Note, amongst other;

4.
All information delivered to BANCOLOMBIA including that of financial, legal, by-law and accounting nature is accurate, complete and trustworthy and duly reflect the legal, economic, contractual and corporate situation of the DEBTOR. Consequently, there are no events and/or omissions that diminish the veracity, integrity and validity of said information;

5.	The DEBTOR is solvent on the date of subscription of this Agreement;
6.
The DEBTOR has not been served upon, nor is aware of the current existence of, any claim, litigation, arbitration or proceeding of any nature filed against the DEBTOR and which could result in a Material Adverse Effect. Likewise, it is declared that as of such date the DEBTOR has no knowledge of being immersed in any situation that may give cause to any such claims, litigation, arbitration or adverse proceedings;

7.
That it has not received notice nor is aware of the occurrence of any event that may affect its existence as such or the normal development of its corporate purpose or that generates or may generate a Material Adverse Effect;

8.
That it has not engaged in any infraction or violation of any law, decree or regulation that has been acknowledged through judiciary or administrative resolution that has resulted in effects of final ruling and judgment and that may generate occurrence of an Event of default or a Material Adverse Effect;

9.
That all transactions and properties of the DEBTOR fulfill and comply with all laws and permits required by competent authorities in the respective countries where it develops its corporate purpose, including applicable health regulations and that it is allowed by the authority and enjoys legal capacity and legal right to operate as lessee of those properties that have been delivered under such title as well as to engage in those business which it currently carries and those it intends to carry in the future;

10.
That the obligations of the DEBTOR under this Loan Agreement constitute and shall continue to constitute unconditional obligations of the DEBTOR that hold, as a minimum, pari passu conditions to all other obligations of the DEBTOR;

11.
That the DEBTOR has complied and shall continue to comply with all labor, environmental, social security and tax obligations, as applicable, as well as with anti-terrorism and anti-money laundering regulations;

12.	The DEBTOR has secured and shall continue to hold valid licenses and permits necessary for development of its corporate purpose;
13.	That as of the Date of the Single Disbursement there has not occurred any event that constitutes a Material Adverse Effect;
14.	On the date of execution of this Loan Agreement the assets of the DEBTOR are duly insured in accordance to their nature;
15.
That through the execution of this Agreement there is no default and there is no cause for the anticipated termination, rescission or maturity of any of the legal or contractual obligations previously acquired by the DEBTOR;

16.
That by means of the delivery of the Request of Disbursement, the DEBTOR warrants and will continue to warrant that all warranties and representations contained in this Clause, updated as of the corresponding date, are, in such moment, true and accurate;

17.	That by its Share Capital Structure, the DEBTOR is one hundred percent property of the Majority Shareholder, as per Annex No. 4 herein.

PARAGRAPH: The DEBTOR makes the above representations on the basis of accounting and financial information, financial projections and the financial statements as of the closing of 30 June 2010.

CLAUSE NINE – OBLIGATIONS OF THE DEBTOR: By execution of the corresponding Promissory Note and of this Loan Agreement, it is understood that the DEBTOR declares that the principal obligations it assumes hereby consist of the repayment of the principal amounts and interest on the Loan that is disbursed, under the terms stipulated in this Agreement and that these will, at all times, constitute its main, direct and unconditional duties. In addition to these obligations and of those contemplated in this Agreement, through the execution of the Promissory Note and its acceptance, the DEBTOR hereby commits to:

A.	OBLIGATIONS TO DO
1.	Subscribe the Promissory Note in favor of BANCOLOMBIA, in accordance with conditions stipulated in this Loan Agreement;
2.
Allocate the disbursed proceeds to the acquisition of one hundred percent (100%) of the capital shares of BAC Credomatic and to make available, within the thirty (30) days immediately following Disbursement, a certification of the accountant and the legal representative of the DEBTOR providing evidence of such action;

3.	Deliver to BANCOLOMBIA those documents necessary to assert compliance with Conditions Precedent as stipulated in Clause Seven of this Loan Agreement;
4.	Fulfill all obligations arising from the documents attached to this Agreement and particularly with those of the Promissory Note;
5.	Repay the Loan to BANCOLOMBIA, as well as any and all other expenses that are for its account, in the terms and conditions of this Loan Agreement and the Promissory Note;
6.	Preserve its existence and validity as a company in accordance with its by-laws and to continue the regular performance of its corporate purpose;
7.	To duly keep accounting registries and books as mandated by law and to preserve them in accordance with accounting principles legally accepted;
8.
To preserve and maintain in integral manner and up to date the registry of shareholders, the books of Minutes of the sessions of the council, the Minutes of the shareholders meetings and, upon an eventual requirement for information reasonably presented by BANCOLOMBIA in this regard, to promptly deliver the requested information;

9.
Comply with all applicable laws, decrees and regulations including without limitation norms of mercantile, environmental, labor, criminal, tax and of any other nature which are applicable in accordance with its corporate purpose. In a similar manner it shall secure and maintain the validity of all licenses, permits and authorizations required for development of its corporate purpose;

10.
Deliver to BANCOLOMBIA all information that is property of the DEBTOR or known by it and which is reasonably requested by BANCOLOMBIA regarding the Loan, as well as, without limitation, regarding loans extended to the DEBTOR by its parent company, affiliates and/or subsidiaries, changes in regulatory conditions that have material effect over the business it operates, contingencies of any nature and other information related to the Loan, as requested by BANCOLOMBIA;

11.	Preserve and maintain the Share Capital Structure of the DEBTOR in such a manner that during the Date of Effectiveness of the Loan there is no Change in Control regarding its Majority Shareholder;
12.	Inform BANCOLOMBIA, commencing on the Date of Disbursement through and including the Date of Maturity, the following facts and to make delivery of those documents listed hereinafter:
12.1 Deliver, during the last week in August of each calendar year, the individual and consolidated financial statements, non-audited, as of the closing of 30 June of each calendar year;
12.2 Deliver, no later tan thirty (30) days following approval by the shareholders assembly, copy of the individual and consolidated financial statements as of thirty one (31) December of each year, duly signed by the legal representative and the fiscal auditor, which shall occur no later than on the 15th of May of each calendar year;

12.3 Documents related to the occurrence of any event that may constitute a Material Adverse Effect as soon as aware of its occurrence;
12.4 Those documents related to any Event of Default as listed in Clause Fifteen herein, as son as they become known to the DEBTOR;
12.5 Supply any and all information related to the fulfillment of obligations of the DEBTOR under the Loan Agreement and that is required in writing with indication of the date in which such information is to be delivered;
12.6 Any other requirement that is served by the tax and control authorities or by any competent government authority, that may constitute a Material Adverse Effect;
13.	Preserve and maintain in good conditions those assets necessary for development of its corporate purpose and particularly those required to comply with legal and regulatory dispositions;
14.	The DEBTOR may declare, approve and distribute dividends under those limitations that are caused as a consequence of the payment of Debt Service:

B.	OBLIGATIONS NOT TO DO
While any Disbursement, Remuneration Interest or Default Interest remains unpaid or the DEBTOR is pending fulfillment of any standing obligation as stipulated in this document or in the Promissory Note, it shall comply with the following:
1.
The DEBTOR will not change the periodicity of each of its fiscal periods in contravention of norms applicable in the Republic of Panama or will engage in any change in accounting procedures and reporting practices with exception of those that are required or permitted under applicable laws;

2.
The DEBTOR will not amend in any manner the documents that make integral part of this Loan Agreement without the prior written consent of BANCOLOMBIA. All of the above notwithstanding the Annexes which, due to their contents and scope, reflect a changing reality and may be amended in order to update DEBTOR’s reality;

CLAUSE TEN – DEBT SERVICE: Repayment of the Loan by the DEBTOR shall be made through utilization of its own resources and/or by means of resources originated from dividend income paid by BAC CREDOMATIC.

CLAUSE ELEVEN - PREPAYMENT: In case of prepayment, such definition shall be applied to any amount that exceeds any amounts payable on the dates established in the promissory Note. Prepayments will be adjusted to the exchange conditions prevailing at the moment of its occurrence and shall be notified in writing with at least ninety (90) days anticipation. Also, the DEBTOR will recognize BANCOLOMBIA, as compensation, in the events of prepayment a fee that will depend on the timing in which such prepayment is made, as follows:
1.	During the first year, commencing on the Date of the single Disbursement of the Loan: 0.75% (zero point seventy five percent) over the prepaid principal amount;
2.	During the second year commencing as of the Date of the single Disbursement of the Loan: 0.50% (zero point fifty percent) over the prepaid principal amount;
3.	During the third year commencing as of the Date of the single Disbursement of the Loan: 0.25% (zero point twenty five percent) over the prepaid principal amount.

CLAUSE TWELVE – DESTINATION OF THE PROCEEDS OF THE LOAN: The proceeds received by the DEBTOR by virtue of the Loan shall be destined to the payment of a portion of the Acquisition Price of one hundred percent (100%) of the share capital of BAC Credomatic GECF Inc., pursuant to a purchase-sale agreement subscriber on the 15th day of July of 2010 between, on the one hand, GE Consumer Finance Central Holdings Corp and General Electric Capital Corporation and, on the other hand, Grupo Aval Acciones y Valores S.A., agreement that, as of 11th August 2010 was assigned by Grupo Aval Acciones y Valores S.A. to the DEBTOR

CLAUSE THIRTEEN – PROCEDURE FOR DISBURSEMENT: Pursuant to the Disbursement to be made by BANCOLOMBIA once the Promissory Note is subscribed by the DEBTOR to the satisfaction of BANCOLOMBIA, the fulfillment of Conditions Precedent and the acceptance and compliance of the terms of this Loan Agreement by the DEBTOR, the following procedure will be followed:
1.	The DEBTOR will request the Disbursement by means of a Request of Disbursement with not earlier than four (4) days to the date in which it shall take place;
2.	BANCOLOMBIA will make the Disbursement in accordance with the Request of Disbursement submitted by the DEBTOR in the form established in Annex No. 3 of this Loan Agreement;
3.
BANCOLOMBIA will credit the amount of the Disbursement, in Dollars, in accordance with instructions issued by the DEBTOR by means of the Request of Disbursement, which shall take place in compliance of standing applicable legislation;

4.	In the event that a Date of Disbursement is not a Working Day, the amount of the Disbursement will be credited by BANCOLOMBIA in the aforementioned manner, on the immediately following Working Day;
5.	The DEBTOR will issue and deliver to BANCOLOMBIA one Promissory Note for each request of Disbursement, to the satisfaction of the latter, signed by whoever is duly authorized in debtor capacity.

CLAUSE FOURTEEN – OBLIGATIONS OF BANCOLOMBIA: In addition to all those obligations contained in this Loan Agreement, upon fulfillment of the aforementioned Conditions Precedent, BANCOLOMBIA, provided that the DEBTOR is in due and strict compliance of all its obligations under this Agreement, the Promissory Note to be issued and other documents related to the Loan, will have and will fulfill the following obligations:
A. Extend the Loan to the DEBTOR in the terms established herein and make the Disbursement as established in the Loan Agreement;
B. Return to the DEBTOR the Promissory Note along with a notice of cancellation once the DEBTOR has repaid the entire amount of the Disbursement plus Remuneration Interests and Default Interest generated under the terms of the Loan Agreement and the Promissory Note, as subscribed, to the entire satisfaction of BANCOLOMBIA.

Breach of compliance by BANCOLOMBIA of any of the obligations stated herein shall not constitute a cause for waiver of the repayment obligation caused by account of the DEBTOR regarding any Disbursement that has been made to its name.

CLAUSE FIFTEEN – CAUSES, EVENTS AND EFFECTS OF DEFAULT: If any of the causes for default that are listed hereinafter occurs, the tenor of the Promissory Notes and other benefits that, through the subscription of this Loan Agreement, are received by the DEBTOR, will lose effectiveness and validity in such a manner that BANCOLOMBIA will be authorized to demand total repayment of the Loan and to engage in judicial actions deemed necessary in accordance with repayment conditions established in the Promissory Note issued in its favor by the DEBTOR:
1.	When there is delay in the repayment of principal amounts and/or Remuneration Interest on the Loan;
2.
When there occurs a Material Adverse Effect that results in deterioration of the economic and financial condition of the DEBTOR that exceeds 15% of the value of its assets and sets at risk its fulfillment of obligations and commitments derived from this Loan Agreement;

3.	By reason of a Change in Control of the DEBTOR in breach of the terms established in this Loan Agreement;
4.	When the delivery of information required during the Tenor of the Loan becomes misleading, incorrect, inexact or incomplete;
5.	Default in compliance of any of the obligations to do and obligations not to do of the DEBTOR to which reference is made in Clause Nine of this loan Agreement;

6.	If the DEBTOR ceases to provide BANCOLOMBIA the information and reports that are to be delivered under the terms of this Agreement;
7.
By reason of the insolvency, liquidation, any reorganization procedure or, in general, including self application for bankruptcy, filing of application for judiciary or extra-judiciary agreements preventive of bankruptcy, the appointment of a receiver or when the DEBTOR initiates negotiations with one or more creditors in order to achieve restructuring of its obligations;

8.
In case of occurrence of encumbrances or measures that prevent, limit or restrict access of the DEBTOR to its resources or income flows in excess of fifteen percent (15%) of its total resources or the utilization or disposition of assets in excess of fifteen percent (15%) of the value of its total assets;

9.
In addition and notwithstanding those events listed in numerals seven and eight above, when the DEBTOR engages in any action, an event occurs or there is a final resolution that sets an end to a legal claim or action and this generates occurrence of a Material Adverse Effect in an amount in excess of 15% of its assets;

10.
When there is filing of any legal action of whatever nature against the DEBTOR that may result in a Material Adverse Effect in amounts exceeding fifteen percent (15%) of the value of its assets and BANCOLOMBIA estimates, at its own free will, that there is a reasonable possibility that such legal action may be accepted by competent courts or authorities and may thus result in final rulings against the DEBTOR;

11.	If any of the “Representations and Warranties” issued by the DEBTOR in favor of BANCOLOMBIA were to be inexact, incomplete or false;
12.	When the DEBTOR defaults in compliance with any other obligation established in this Loan Agreement and the Promissory Note.

For the event listed in numeral 1 above, the DEBTOR will have a period of three (3) working days to remedy such Event of Default, commencing on the date in which such payment should have occurred.

For each of the events listed in numerals 2, 4, 6, 8 and 10 above, the DEBTOR will have a period of fifteen (15) working days to remedy the underlying Event of Default, commencing on the date in which BANCOLOMBIA has informed the occurrence of any such event.

The obligations of whatever nature by account of the DEBTOR that arise from the Loan Agreement and the disbursement and which are subject to time lapse, will turn payable immediately and may be call upon without need of claim, denouncement or prior and/or additional requirement, and BANCOLOMBIA will have the right to accelerate the date of Maturity of the Loan of all obligations for account of the DEBTOR as derived from this Loan Agreement, as the case may be, upon the occurrence of any of the Events of Default include in this Clause, without prejudice of dispositions for those cases in which defaults are to be remedied.

CLAUSE SIXTEEN - EXPENSES: The DEBTOR accepts to assume total expenses arising from the subscription of this Loan Agreement and the execution of the Loan, as well as from the issuance of the Promissory Note, including any penalties, sanctions, costs, expenses or any other agreed financial payment. In case of judiciary collection, the DEBTOR will be responsible for the payment of legal fees and other expense incurred by BANCOLOMBIA to secure such payment.

Any penalties or interest caused by reason of a delay in payment by the DEBTOR of any tax that is to be paid in accordance with this Agreement will be for the exclusive account of thee DEBTOR.

In the same manner, shall be for account of the DEBTOR any taxes, charges or rights that are imposed in the future, during the Date of Effectiveness of this Loan Agreement and those that are applicable in any manner, including its maintenance, disbursement or remittance.

CLAUSE SEVENTEEN - AUTHORIZATION: The DEBTOR hereby authorizes BANCOLOMBIA to report to the Association of Banks and Financial Entities of Colombia and Panama, and to any of their successors, as the case may be, all information regarding the condition of the DEBTOR in its capacity as customer of the entity. The above implies that compliance or default by the DEBTOR in terms of its obligations will be reflected in the above mentioned databases in which complete compilation is to be made of data referring to the DEBTOR before the financial sector. The consequence of this authorization will be the incorporation of financial information of the DEBTOR in the Financial Sector Information Central –CIFIN- or in any other authorized database and therefore, the financial entities affiliate of such Central or to the authorized databases will become knowledgeable of the past and current performance of the DEBTOR as related to compliance or default in their financial obligations. This authorization includes the fact that BANCOLOMBIA may request information on the commercial relationships of the DEBTOR with the overall financial system.

CLAUSE EIGHTEEN – TAXES: The DEBTOR shall make all payments of principal, interest, fees, commissions and other amounts due by reason of the Loan to BANCOLOMBIA free and clear of any and all taxes, withholdings, penalty, sanction or deduction of any nature and always in accordance with fiscal and legal dispositions applicable in the Republic of Panama.

CLAUSE NINETEEN – CONTROVERSIES: In the event that, once this Loan Agreement is accepted and the promissory Note is issued, there is any controversy between the DEBTOR and BANCOLOMBIA regarding the execution, interpretation, compliance, development or liquidation of this Loan Agreement, such controversies will be submitted to the rulings of the ordinary Panamanian justice and, therefore, any action or litigation shall be initiated before such competent authorities. The DEBTOR expressly accepts that a duly executed sentence against it will be deemed definitive and may be executed in Panama or in any other jurisdiction where the DEBTOR holds property of any type of assets.

CLAUSE TWENTY – LAW AND JURISDICTION: This Loan Agreement will be ruled, interpreted and execute according to the laws of the Republic of Panama.

CLAUSE TWENTY ONE – ASSIGNMENT: BANCOLOMBIA may assign or endorse, at any time and under whatever title, the obligations derived from the loans approved and disbursed to the DEBTOR, prior to the execution of this Loan Agreement to any assignee which is a credit entity and with the only requirement to inform such assignment or endorsement to the DEBTOR in such a manner that the latter remains in capacity to fulfill its commitments to the assignee or beneficiary of the endorsement. In these events, the assignee or beneficiary of endorsement will be deemed a substitute of the assignor or endorsing party. The DEBTOR may not assign, transfer, substitute or subrogate, in any manner or under any title, fully or partially, the obligations and rights arising from the Disbursement of the Loans extended in due development of the maximum indebtedness limit that is approved and which is referred to in this Loan Agreement.

CLAUSE TWENTY TWO – COMMUNICATIONS: Any notice, communication or request that the parties must address to one another during the Date of Effectiveness of the Loan or the obligations that are incorporated to the promissory Note shall be made in writing and will be deemed communicated as of the moment in which the corresponding beneficiary is notified.

THE DEBTOR

LEASING BOGOTA S.A. PANAMA
Calle Aquilino de la Guardia and Calle 49
Edificio Banco de Bogota
Ciudad de Panama, Panama
Att. José Alberto Santana Martinez
General Manager
Telephone: + (507) 306-1104
Fax: + (507) 301-0646
E-mail: asantana@bancodebogota.com.pa

BANCOLOMBIA MIAMI AGENCY
1111 Brickell Ave, Suite 1550, Miami, FL 33131
USA
Att. Santiago Villa Cardona
General Manager
Telephone: + (305) 373 3969
Fax: + (305) 373 6850
E-mail: svilla@bancolombia.com

Any change of address, telephone, fax or the name of contact by any of the parties shall be communicated to the counterpart in writing during the twenty (20) calendar days following the date of the respective change. It is hereby understood that in the event a change is not duly informed, communication may be addresses to the last registered domicile and deemed to have been rightfully made.

CLAUSE TWENTY THREE – ANNEXES: Documents listed below as Annexes are an integral part of this Loan Agreement.
ANNEX 1: Public Registry of the DEBTOR
ANNEX 2: Form of Promissory Note to be subscribed by the DEBTOR
ANNEX 3: Form of request of Disbursement
ANNEX 4: Share capital Structure of the DEBTOR
ANNEX 5: legal opinion of Arias Fabrega y Fabrega

CLAUSE TWENTY FOUR - HEADINGS: Headings used in the Clauses herein are used to ease the reading of this document and shall by no reason be deemed to limit or modify in any manner the contents of this Loan Agreement and the Clauses herein.

CLAUSE TWENTY FIVE – NULLITY OR UNLAWFULNESS OF PROVISIONS: In the event that any competent authority determines that any stipulation incorporated in this Loan Agreement is void, invalid or ineffective, all other stipulations of he Agreement will remain in full effect and shall be a matter of compliance and execution.

CLAUSE TWENTY SIX – AMENDMENTS: Upon acceptance of this Loan Agreement by the DEBTOR, it shall not be amended by BANCOLOMBIA S.A. without the express consent of the DEBTOR.

CLAUSE TWENTY SEVEN – BINDING NATURE OF THE AGREEMENT: This Loan Agreement is of mandatory compliance by BANCOLOMBIA and the DEBTOR.

In evidence of the above, it is signed by BANCOLOMBIA and the DEBTOR as of the twenty sixth (26th) day of the month of November of 2010.

BANCOLOMBIA MIAMI AGENCY

Signature:   /s/ SANTIAGO EDUARDO VILLA CARDONA
Name: SANTIAGO EDUARDO VILLA CARDONA
Position: General Manager
Legal Representative

THE DEBTOR

Signature:   /s/ JOSE ALBERTO SANTANA MARTINEZ
Name: JOSE ALBERTO SANTANA MARTINEZ
Position: General Manager
Legal Representative

ANNEX 1
Public Registry of the DEBTOR

ANNEX 2
Form of Promissory Note to be subscribed by the DEBTOR

PROMISSORY NOTE - BANCOLOMBIA MIAMI AGENCY

BANCOLOMBIA MIAMI AGENCY

Promissory Note No.   _______________ In the amount of US$ [___,000,000.00] at a rate of LIBOR+ 3.125%

Final Maturity: __ of______ of 2015

The undersigned, LEASING BOGOTA, S.A. PANAMA a Panamanian company registered under File No. 11657, roll 492, image 90, of the Panamanian Public Registry, by virtue of this promissory note commit to the payment, jointly and unconditionally to the order of BANCOLOMBIA MIAMI AGENCY., a banking establishment with main address in the State of Florida, United States of America or to whoever represents its rights, at the option of the Bank, the amount of [_____________________ MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$ ___,000,000.00)], that we have received from the bank under mutual commercial title along with interest. We will pay such amount during a tenor of FIVE (5) YEARS in FOUR (4) SEMIANNUAL installments each in the amount of [_________________ dollars of the United States of America (US$____________,000.00)], in the form of principal amortization, in accordance with the amortization schedule listed below:

INSTALLMENT No.	DATE OF MATURITY	AMOUNT US$
1	[_________]	[_____,000.00]
2	[_________]	[_____,000.00]
3	[_________]	[_____,000.00]
4	[_________]	[_____,000.00]
TOTAL USD ___,000,000.00

During the tenor we will recognize interest charges denominated in dollars of the united States of America at a rate equal to six-months Libor plus 3.125% (three point one hundred and twenty five percent) according to the definition of LIBOR incorporated in the agreement signed don 24 November 2010 by and between LEASING BOGOTA, S.A. PANAMA and BANCOLOMBIA MIAMI AGENCY, which interest will be paid semiannually in arrears. In case of default we will pay, for each day of delay, interest charges liquidated at the rate agreed for the tenor plus an additional three percent (3.0%) but under no circumstance shall such rate exceed the maximum limit permitted and applicable at the instance of its liquidation, all this without prejudice of the rights and actions that the Bank may enforce to ensure collection of the obligation.

Default or delay in the payment of any of the principal amortization installment or interest charges will cause for declaration of declaration of the obligation to be unpaid and due and demand to be made for the repayment of the total outstanding obligation. In a similar manner, it is hereby understood that the bank may declare the anticipated maturity and demand the immediate repayment of the obligation under this promissory Note whenever LEASING BOGOTA, S.A. PANAMA incurs in any of the events of default incorporated in the loan agreement subscriber by and between BANCOLOMBIA MIAMI AGENCY and LEASING BOGOTA, S.A. PANAMA on the 26th of November of 2010 or whenever any of the parties thereto were to be (i) linked by competent authorities to any form of investigation regarding crimes of drug trafficking, terrorism, kidnapping, asset laundering, financing of terrorism and administration of resources related to terrorist activities or other crimes related to asset laundering and financing of terrorism; (ii) included in the lists for control of asset laundering and financing of terrorism under administration by any domestic or foreign authority such as the Office for Control of Foreign Assets – OFAC of the Treasury of the United States of America, the list published by the United Nations Organization and other public listings related with aspects of asset laundering and financing of terrorism; or (iii) condemned by competent authorities under any type of judiciary proceedings related to the performance of any of the above crimes.

Shall be for our account all charges by reason of taxes or levies affecting the obligation under any jurisdiction in such a manner that all payments shall be made free and clear of taxes, withholdings, deductions and all other restrictions, so that the Bank always receives the amount specified herein and we hereby waive in favor of the Bank all legal benefits, current or future, that may hereinafter amend such amount, its mandatory nature or any other concept related to the unconditional promise of payment that we make. The Bank is authorized to debit all due and unpaid amounts of Money such as principal, interests, taxes, costs and expenses of pre-judiciary and judiciary collection, etc., from the savings account, any other deposit or any sum of money that there exists in our name or in the name of any of us at any of its offices in the country. We also irrevocably authorize BANCOLOMBIA MIAMI AGENCY to instruct BANCOLOMBIA PANAMÁ S.A., BANCOLOMBIA PUERTO RICO INTERNACIONAL INC, BANCOLOMBIA S.A., to debit our accounts with any such Bank and to remit those funds to BANCOLOMBIA MIAMI AGENCY for cancellation of the foreign indebtedness, which would include engagement in all foreign exchange proceedings pertinent, for our account and at our expense.

We hereby waive presentation of this promissory note, its protest, notice of breach in compliance and any other future requirement in case of default in payment and there will be for our account all charges incurred by the Bank in connection with the collection of this promissory note. In a similar manner we waive rights of domicile to the effect that the Bank may file suit against us in any jurisdiction where one or more of the signatories own assets of any nature.

In case of prepayment, it will be considered that prepayment is any amount in excess of the amount due and payable in any of the dates established in this Promissory Note. Prepayments will adjust to the foreign exchange conditions prevailing at the instance of the making of such prepayment and shall be notified in writing with at least ninety (90) days anticipation. Also, the debtor will recognize to the Bank, as compensation, a fee that will depend on the timing of such prepayment as follows:

1.	During the first year, commencing on the Date of the single Disbursement of the Loan: 0.75% (zero point seventy five percent) over the prepaid principal amount;
2.	During the second year commencing as of the Date of the single Disbursement of the Loan: 0.50% (zero point fifty percent) over the prepaid principal amount;
3.	During the third year commencing as of the Date of the single Disbursement of the Loan: 0.25% (zero point twenty five percent) over the prepaid principal amount.

The Bank may assign its rights derived from this promissory note in accordance to the terms of the Loan Agreement entered into by and among Bancolombia Miami Agency and Leasing Bogotá S.A., on November 26th, 2010. In a similar manner, the Bank may sell participations of its rights derived from this promissory note to one or more commercial banks or to other persons or entities (each a Participant) without notification of this fact to those that subscribe the promissory note. The Bank is authorized to disclose to any potential Participant any information of its property related to those that subscribe this promissory note and the obligations assumed thereby. However, in case that the information that is to be delivered by the Bank to the Participant has been supplied by those who subscribe this promissory note, under its duty of confidentiality, the Bank shall inform the participant of such duty and shall obtain from the Participant a document through which the Participant commits to treat such information with confidentiality.

As of this moment we authorize the Bank to engage in, prepare or subscribe those documents required by the Colombian foreign exchange authorities, as related to the transaction.
This promissory note will be governed, interpreted and executed under the laws of the Republic of Panama.

We subscribe this promissory note on the __ day of the month of _______________ of 2010, date in which we have delivered it to the Bank to make it a negotiable instrument.

Our joint and unconditional responsibility is extensive to all extensions, renewals or enlargements of its tenor, that the bank grants to any of us and during which our obligation to jointly and unconditionally resolve the obligations contained herein shall remain without amendment, which debts are expressly accepted as of this date. Partial payments of principal and/or interest made under this promissory note will be registered by the Bank in other documents, either prepared manually or systemized.

This promissory not is issued by virtue of the agreement between BANCOLOMBIA MIAMI AGENCY and Leasing Bogota, S.A. Panama under the Loan Agreement dated as of 26 November 2010 and is subject to the terms, conditions and limitations incorporated in such Agreement, a copy of which is attached to this Promissory Note in the form of Annex I. All expressions used in this promissory Note shall have the meaning assigned to them in the Loan Agreement.

Signature:_______________________
LEASING BOGOTA, S.A. PANAMA
Name: JOSE ALBERTO SANTANA MARTINEZ
Address: ____________________
Telephone: ____________________
Citizenship Card or Tax ID No. XXXXXXXX

ANNEX 3
Form of Request of Disbursement

……………………., …………, xxx of xxxxx of 201X

Messrs. [***********]

BANCOLOMBIA MIAMI AGENCY

Dear Sirs,

LEASING BOGOTÁ S.A. PANAMÁ (the “DEBTOR”), a company duly incorporated under the laws of the Republic of Panama, hereto represented by JOSE ALBERTO SANTANA MARTINEZ, of age, acting in his capacity as legal representative duly authorized to such effects (hereinafter denominated the “DEBTOR”)irrevocably requests processing of a disbursement in the amount of XXXXXXXXXXXXX dollars, legal currency of the United States of America, corresponding to the Loan Agreement dated as of 26 November 2010 by and between the DEBTOR and BANCOLOMBIA MIAMI AGENCY.

We request that Disbursement of the Loan takes place on the _____ day of the month of ________________ of 201X, as follows:

Bank:
Address:
Account:
ABA:
Swift Code:
Beneficiary: LEASING BOGOTA S.A. PANAMA

Yours truly,

Legal Representative

ANNEX 4
Share Capital Structure of the DEBTOR

CERTIFICATE OF SHARE CAPITAL STRUCTURE

The undersigned Legal Representative of the company LEASING BOGOTA S.A., PANAMA a public liability company registered under file 11657, roll 492, image 90, of the Panamanian Public Registry, with principal offices in the city of Panama, Republic of Panama does hereby CERTIFY that according to the book of registry of shareholders, to date, the following is the structure of the capital share structure of the company:

NAME /CORPORATE NAME	COUNTRY OF INCORPORATION	IDENTIFICATION	PERCENTAGE OWNERSHIP PARTICIPATION
BANCO DE BOGOTA S.A.	COLOMBIA	NIT 860002964	100 – WITH VOTING RIGHT

In evidence of the above, this certificate is signed on the ___ (--) day of the month of _______________________ of 2010.

Truly yours,

_________________________________________
SIGNATURE
C.C. XXXXXXXX
COMPANY: LEASING BOGOTA, S.A. PANAMA
NAME OF LEGAL REPRESENTATIVE: JOSE ALBERTO SANTANA MARTINEZ

ANNEX 5

LEGAL OPINION OF ARIAS FABREGA Y FABREGA

Panama, [  ] November 2010.

BANCOLOMBIA MIAMI AGENCY
1111 Brickell Avenue, Suite 1550,
Miami, FL 33131,
State of Florida
United States of America

Dear Sirs,

In our capacity as legal counsel of your entity (hereinafter the “Bank”), authorized to exercise the profession of lawyers in Panama, we issue this legal opinion regarding the loan that the bank or any of its affiliates will extend to Leasing Bogota S.A. Panama (hereinafter the “Company”) for an amount of up to two hundred and seventy million dollars (US$ 270,000,000.00), legal currency of the United States of America (hereinafter the “Loan”).

Pursuant to this opinion, we have reviewed the documents listed below, which have been so to our satisfaction and which we deem necessary for the rendering of our opinion. We must also point out that the contents of this communication do solely refer to the laws of the republic of Panama, as applicable at the instance in which the opinion is issued, as follows:

1.
Loan Agreement between the bank and the Company in the amount of one hundred and thirty five million dollars (US$ 135,000,000.00), legal currency of the United States of America, dated as of __ November 2010 (hereinafter the “First Agreement”);

2.
Loan Agreement between Bancolombia Miami Agency and the Company in the amount of one hundred and thirty five million dollars (US$ 135,000,000.00), legal currency of the United States of America, dated as of __ November 2010 (hereinafter and jointly with the First Agreement, the “Agreements”);

3.	Promissory Note to be issued by the Company in favor of the Bank (hereinafter the “First Promissory Note”);
4.	Promissory Note to be issued by the Company in favor of Bancolombia Miami Agency (hereinafter and jointly with the First Promissory Note, the “Promissory Notes”);
5.
Certificate No. 147714, issued by the Public Registry of the Republic of Panama (hereinafter the “Public Registry”) dated as of 3 August 2010 referring to the existence and legal representation of the Company, attached to this Opinion in the form of Annex I;

6.	Social Agreement and other organizational documents of the Company, attached to this Opinion in the form of Annex II;

7.
Certification issued by the Board of Directors of the Company regarding the Minutes of the Board of Directors held in the city of Panamá on 18 November 2010 at the offices of Banco de Bogota, whereby authorization is extended for the celebration of the Agreements and authorization is granted for the signing, negotiation and execution of the Agreements, attached to this Opinion in the form of Annex III; and

8.
Sworn Affidavit before Public Notary Four of the Circuit of Panama by Mr. Jaime Eduardo Guillen Anguizola, dated as of 3 August 2010 in which certification is stated that the total number of outstanding share capital of the Company is 100% property of the company Banco de Bogota S.A., attached to this Opinion in the form of Annex IV;

In this regard, base don the aforementioned, regarding the Company and having taken into account all laws applicable in the Republic of Panama, it is our Opinion that:

1.	The Company is a corporation duly incorporated and registered at the Public Registry, domiciled in the Republic of Panama and validly existing under the laws of the Republic of Panama;

2.	The Company has been, as evidenced by information available at the Public Registry, in continued and uninterrupted legal existence since the date of its incorporation;

3.	There are no documents filed at the Public Registry that show evidence of liquidation of the Company or that the Company is no longer in operation;

4.	According to the Social Agreement of the Company, as of the date of this Opinion, the Company is only authorized to issue nominative shares of capital:

5.
According to the Social Agreement of the Company, it has the corporate power and faculty to (i) subscribe the Agreements; (ii) subscribe the Promissory Notes or any other promissory note or any other credit document whatsoever that is requested by the Bank, should such document be necessary; and (iii) fulfill each and all obligations derived from such instruments, in the terms therein established;

6.
Mr. Jose Alberto Santana Martinez, attorney-in-fact of the Company has been granted sufficient corporate power and faculties to individually execute the Agreements and the promissory Notes and to bind the Company regarding the obligations in has assumed under such documents, creating valid and enforceable obligations for account of the Company in accordance with their terms, without need for any additional agreement of the General Shareholders Assembly or the Board of Directors;

7.
No authorization, approval or permit is required, nor is there need for registration before any government entity or public or private instance in the Republic of Panama, of any nature whatsoever, in the republic of Panama to engage in execution of the Agreements and the Promissory Notes regarding the obligations therein assumed;

8.
Neither the subscription of the Agreements and the Promissory Notes nor the fulfillment by the Company of obligations for its account derived from such instruments, contravene in any manner standing legal or regulatory dispositions of the Republic of Panama nor do they constitute breach of the terms of the Social Agreement of the Company; and

9.
In accordance with the Sworn Affidavit before Public Notary Four of the Circuit of Panama, Mr. Jaime Eduardo Guillen Anguizola, dated as of 3 August 2010, the 100% shareholder of the Company is the Colombian company Banco de Bogota, S.A.

This Opinion has been issued only for purposes of the Loan to be extended by the Bank in favor of the Company and for information to the person to whom it is addressed and shall not be used for any other purpose or by any other person.

Truly Yours,

ARIAS FABREGA Y FABREGA